SHARE EXCHANGE AGREEMENT

by and among

Motus GI Holdings, Inc.,

Motus GI Medical Technologies Ltd.,

The Stockholders of Motus GI Medical Technologies Ltd.

and

Orchestra Medical Ventures II, L.P., as Stockholder Representative

and

Altshuler Shaham Trusts Ltd, as ESOP Trustee

Dated as of December 1, 2016

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continued

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EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Voting Agreement
Exhibit C	-	Regulation S Certification
Exhibit D	-	OCS Undertaking

SCHEDULES

Schedule A	-	Schedule of Stockholders
Schedule B	-	Schedule of Company Option Holders
Schedule C	-	Schedule of Company Warrant Holders
Schedule D	-	Schedule of Noteholders
Schedule E	-	Schedule of CNA Warrant holders
Schedule 2.1(b)	-	Outstanding Equity
Schedule 2.4(a)	-	Financial Statements
Schedule 2.4(b)	-	Financial Statements
Schedule 2.5	-	Indebtedness
Schedule 2.7	-	Company Agreements
Schedule 2.8	-	Intellectual Property
Schedule 2.10	-	Proceedings
Schedule 2.12	-	Related Party Transactions
Schedule 2.13	-	Taxes
Schedule 5.11(a)	-	Closing Purchaser Board
Schedule 5.11(b)	-	Closing Purchaser Officers
Schedule 6.2(f)	-	Company Stockholder Voting Agreement Signatories
Schedule 6.3(e)	-	Purchaser stockholder Voting Agreement Signatories

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SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT is made and entered into as of December 1, 2016, by and among Motus GI Holdings, Inc., a Delaware corporation (the “Purchaser”), Motus GI Medical Technologies Ltd., an Israeli company (the “Company”) and the stockholders of the Company set forth on the signature pages to this Agreement (collectively, the “Stockholders” and, individually, a “Stockholder”), and Orchestra Medical Ventures II, L.P., as Stockholder Representative (the “Stockholder Representative”) and Altshuler Shaham Trusts Ltd (the “ESOP Trustee”).

Recitals

Whereas, the Stockholders desire to sell to and exchange with the Purchaser all of the securities of the Company that they hold for securities of the Purchaser as set forth herein (the transactions set forth herein, the “Transactions”);

Whereas, as a condition to the Transactions, each of the Stockholders listed on Schedule A hereto is entering into a voting agreement with the Purchaser and the stockholders of the Purchaser immediately prior to the Closing (as defined herein) (the “Voting Agreement”); and

Whereas, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, the Purchaser and the Company will enter into a Placement Agency Agreement with Aegis Capital Corp, dated the date hereof, pursuant to which the Purchaser shall complete the closing of a private placement offering of units (“Units”) that will raise at least Twenty Million Dollars ($20,000,000) (the “Private Placement”), including in such $20.0 million the conversion of approximately $14.0 million of the Company’s outstanding convertible notes into the securities issued in the Private Placement, concurrently with, and as a condition to, the Transactions under this Agreement.

Now, Therefore, in consideration of the respective covenants, agreements and representations and warranties set forth in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DESCRIPTION OF TRANSACTION

Section 1.1 Exchange of Ordinary Shares, Preferred A Shares

(a) Subject to the terms and conditions in this Agreement, at the Closing, each Stockholder agrees to sell, transfer, assign and deliver such number of (i) Ordinary Shares of the Company, par value NIS 0.01 per share (“Ordinary Shares”) and (ii) Preferred A Shares of the Company, par value NIS 0.01 per share (“Preferred A Shares” and, together with the Ordinary Shares, the “Shares”), set forth opposite its name on Schedule A, together with any additional Ordinary Shares which may be issued to a Stockholder after the date hereof, but prior to Closing, as a result of the exercise of any Company Options or Company Warrants to the Purchaser, free and clear of all Liens, and the Purchaser agrees to sell and issue to each such Stockholder or the ESOP Trustee, as applicable, in exchange for the Shares, such number of shares of common stock, par value $0.0001 per share of the Purchaser (the “Purchaser Common Stock”) set forth opposite each Stockholder’s name on Schedule A.

Section 1.2 Assumption and Substitution of Company Options and Exercise of Warrants.

(a) Subject to the terms and conditions in this Agreement, effective as of the Closing, all the issued, outstanding and unexercised options (the “Company Options”) to purchase or otherwise acquire Ordinary Shares of the Company that were granted under the Company’s 2009 Employee Share Option Plan (the “Company Option Plan”) that are held individually or by the trustee of the Company Option Plan (the “Trustee”) for the benefit of certain individuals, in each case as set forth on Schedule B hereto (the “Company Option Holders”), which represents all of the outstanding Company Options whether vested or unvested, shall be assumed and substituted by the Purchaser for the number of options to acquire shares of Purchaser Common Stock set forth opposite such Company Option Holder’s name on Schedule B hereto (each a “Replacement Option”). Each Company Option so assumed and substituted by the Purchaser pursuant to this Section 1.2(a) shall continue to have the same expiration date, vesting schedule and aggregate exercise price as in effect immediately prior to the Closing; provided that (x) such Replacement Option shall be exercisable for that number of whole shares of Purchaser Common Stock set forth opposite such Company Option Holder’s name set forth on Schedule B hereto and (y) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such substituted Company Option shall be as set forth opposite such Company Option Holder’s name set forth on Schedule B hereto. The Replacement Options shall be governed by the Purchaser’s 2016 Equity Incentive Plan and individual option grant agreements or other similar agreements. Notwithstanding anything herein to the contrary, the exercise price of the Replacement Option issued to Company Option Holders who are U.S. Citizens, the number of shares purchasable pursuant to the Replacement Option and the terms and conditions of exercise of the Replacement Option shall in all events be determined in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, Section 424 of the Code.

(b) Subject to the terms and conditions in this Agreement, each Person who holds warrants (each a “Company Warrant Holder”) to purchase or otherwise acquire Ordinary Shares of the Company, as set forth on Schedule C hereto, which represents all of the outstanding warrants to purchase or otherwise acquire Ordinary Shares of the Company, (the “Company Warrants”) whether vested or unvested and that are unexercised as of the date of this Agreement, hereby agrees and acknowledges that (i) prior to the Closing such Company Warrant Holder will exercise their Company Warrants in accordance with the exercise procedures set forth in the Company Warrants, and (ii) that if such Company Warrant has not been exercised as of the date of the Closing, such Company Warrant shall be deemed automatically exercised, effective immediately prior to the Closing, as if the Company Warrant had been exercised in accordance with the exercise procedures set forth in the Company Warrants. As a result of such exercise, each Company Warrant Holder will be the holder of that number of Ordinary Shares set forth opposite such Company Warrant Holder’s name on Schedule C hereto, as of immediately prior to the Closing, and such Ordinary shares will be exchanged pursuant to the Transactions, as described in Section 1.1(a) above.

Section 1.3 Assumption and Conversion of Notes and Exchange of CNA Warrants

(a) Subject to the terms and conditions in this Agreement, effective as of the Closing, the Company hereby agrees and undertakes to assign to the Purchaser and the Purchaser hereby agrees to assume any and all obligations of the Company under all outstanding Indebtedness of the Company under the Company’s outstanding convertible notes (the “Company Notes”) in exchange for an intercompany note made by the Company to the Purchaser in the aggregate outstanding amount of all Company Notes as of the Closing, including all accrued and outstanding interest thereon. Each Person who holds Company Notes (the “Noteholders”) will receive a number of Units sold in the Private Placement calculated on the basis of an exchange price of 90% of the sale price of the Units issued in such Private Placement such that each Noteholder will receive in exchange for the outstanding Company Notes held by each such Noteholder the number of Units, in each case, as set forth opposite such Noteholder’s name on Schedule D hereto. The Company Notes will be cancelled after such conversion.

(b) Subject to the terms and conditions in this Agreement, effective as of the Closing, all issued and outstanding warrants issued to the Noteholders in connection with the issuance of the Company Notes (the “CNA Warrants”), as set forth on Schedule E hereto, shall be automatically exchanged for five-year warrants (the “Purchaser Warrants”) exercisable for Purchaser Common Stock at an exercise price of $5.00 per share. The number of Purchaser Common Stock underlying the new warrant held by each respective Noteholder shall be equal to one-third (1/3) of the principal amount of the aggregate amount of the Notes held by such Noteholder immediately prior to the Closing divided by the Original Issue Price, in each case as set forth opposite such Noteholder’s name on Schedule E hereto.

Section 1.4 Conditionality. Notwithstanding the foregoing, the exchange and conversion ratios set forth above in Section 1.1, Section 1.2 and Section 1.3, and the schedules reference therein, are based on the assumptions that (i) the sale price of each Unit is $5.00 and (ii) the composition of each Unit sold in the Private Placement remains three-quarter (3/4) of a share of Purchaser Common Stock and one-quarter (1/4) of a share of convertible preferred stock, par value $0.0001 (the “Purchaser Series A Convertible Preferred Stock” and, together with Purchaser Common Stock, “Purchaser Stock”). To the extent any of these assumptions change, the exchange and conversion ratios set forth above in Section 1.1, Section 1.2 and Section 1.3, and the schedules referenced therein, will be modified accordingly.

Section 1.5 Transfer of Share and Note Certificates. At the Closing, each Stockholder and Noteholder, as applicable, shall deliver to the Purchaser all physical original certificates evidencing all securities of the Company held by such Stockholder and Noteholder, and, if applicable, a share transfer deed, in form acceptable to the Purchaser, appropriately completed and signed. In addition, the Purchaser shall deliver or cause its transfer agent to issue to (i) each Stockholder and Noteholder, as applicable, a stock certificate or warrant certificate representing the number of Purchaser Common Stock or Purchaser Warrants set forth on Schedules A and E opposite such Stockholder’s name, and (ii) to each Noteholder, certificates representing the number of Purchaser securities underlying the Units issued to such Noteholder pursuant to Section 1.3.

Section 1.6 Lost, Stolen or Destroyed Certificates. In the event any stock certificates shall have been lost, stolen or destroyed, the agent shall make such payment in exchange for such lost, stolen or destroyed stock certificates upon the making of an affidavit of that fact by the holder thereof.

Section 1.7 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing, any change in the number of outstanding shares of Purchaser Common Stock (or securities convertible or exchangeable into or exercisable for shares of Purchaser Common Stock) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, the consideration set forth in this Article I shall be correspondingly adjusted to reflect such change.

Section 1.8 Withholding. Notwithstanding any other provision in this Agreement, the Purchaser or any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld under any provisions of federal, local or foreign tax law or under any applicable legal requirements. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 1.9 Definitions. Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A hereto.

ARTICLE II
Representations and Warranties of the COMPANY

Solely in connection with the assumption by the Purchaser of the obligations under the Company Notes as set forth in Section 1.3(a) above, the Company represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as set forth below:

Section 2.1 Organization; Capitalization.

(a) The Company is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. The Company is not a party to any joint venture and, other than Motus GI Inc., a Delaware corporation and wholly owned subsidiary of Company, does not directly or indirectly own or hold capital stock or an equity or similar interest in any entity. The Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Company.

(b) The authorized capital stock of the Company consists of (i) 45,000,000 Ordinary Shares, and (ii) 33,000,000 Preferred A Shares. As of the date of this Agreement and the Closing (assuming no Company Options have been exercised and without taking into account the exercise of the Company Warrants after the date of this Agreement), there are (i) 4,271,094 Ordinary Shares issued and outstanding; and (ii) 13,499,999 shares of Preferred A Shares issued and outstanding. Schedule 2.1(b) sets forth (A) a complete and accurate list of all holders of Ordinary Shares and Preferred A Shares, indicating the number of Ordinary Shares and Preferred A Shares held by each holder; which represents all of the issued and outstanding shares of capital stock of the Company, (B) all stock option plans and other stock or equity-related plans of the Company, (C) all options and warrants outstanding and (D) a complete and accurate list of all Noteholders, indicating the number of Company Notes held by each such noteholder; which represents all of the issued and outstanding Company Notes. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than as listed in Schedule 2.1(b) and as set forth in the Company’s Certificate of Incorporation, there are no outstanding or authorized options, warrants, rights, notes, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. Other than as listed in Schedule 2.1(b) and as set forth in the Company’s Fourth Amended and Restated Articles of Incorporation of the Company (the “Certificate of Incorporation”), as of the Closing Date there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth in Schedule 2.1(b) and as set forth in the Company’s Certificate of Incorporation, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Shares were issued in compliance with applicable foreign, federal and state securities laws.

Section 2.2 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company and the Board of Directors of the Company (the “Company Board”) and, except for the adoption of this Agreement and the Ancillary Agreements and the transactions contemplated hereunder and thereunder by the Stockholders, no other corporate or other proceedings on the part of the Company or the Company Board are necessary to authorize this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby.

(b) Except for the execution of this Agreement by the Stockholders and the consents required pursuant to Section 6.1(c), no other vote of or action by the stockholders of the Company or any other Person is required to adopt and approve this Agreement or to consummate the Transactions or the other transactions contemplated hereby.

(c) This Agreement has been duly authorized, executed and delivered and constitutes, the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect related to laws affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and except that no representation is made herein regarding the enforceability of the Company’s obligations to provide indemnification and contribution remedies under the securities laws and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 2.3 No Conflicts. None of the execution and delivery of or performance by the Company under this Agreement or the consummation of the transactions herein contemplated conflicts with or violates, or will result in the creation or imposition of, any lien, charge or other encumbrance upon any of the assets of the Company under any agreement or other instrument to which the Company is a party or by which the Company or its assets may be bound, or any term of the Company’s Certificate of Incorporation, or any license, permit, judgment, decree, order, statute, rule or regulation applicable to the Company or any of its assets, except in the case of a conflict, violation, lien, charge or other encumbrance (except with respect to the Company’s Certificate of Incorporation) which would not reasonably be expected to, have an Material Adverse Effect on the Company.

Section 2.4 Financial Statements.

(a) The Company’s audited financial statements as and for the period ended December 31, 2015 (the “Financial Statements”), together with the related notes, if any, present fairly, in all material respects, the financial position of the Company as of the dates specified and the results of operations for the periods covered thereby. Such financial statements and related notes were prepared to conform with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated, and were audited in accordance with generally accepted auditing standards in Israel, including those prescribed under the Auditors’ Regulations (Auditor’s Mode of Performance), 1973. Except as set forth in such Financial Statements and with respect to the Company’s outstanding convertible notes, the Company has no known material liabilities of any kind, whether accrued, absolute, contingent, or otherwise. All other financial and statistical information provided to the Purchaser by the Company with respect to the Company present fairly in all material respects the information shown therein on a basis consistent with the Financial Statements of the Company. The Company does not know of any facts, circumstances or conditions which could reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 2.4(a).

(b) Except as set forth on Schedule 2.4(b), since the date of the Company’s most recent Financial Statements, there has been no Material Adverse Effect on the Company. Except as set forth on Schedule 2.4(b), since the date of the Company’s most recent Financial Statements, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $75,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $75,000. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.

Section 2.5 Indebtedness. Except as set forth on Schedule 2.5, the Company (i) has no outstanding Indebtedness (as defined herein) in excess of $1,000,000, (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, or (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect. At the Closing, the Company Notes shall be assumed by the Purchaser and automatically exchanged as further set forth above in Section 1.3(a).

Section 2.6 Governmental Authorizations. The conduct of business by the Company as presently, and proposed to be conducted as set forth in that certain Confidential Private Placement Memorandum dated December 1, 2016 (the “Memorandum”), is not subject to continuing oversight, supervision, regulation or examination by any Governmental Body of the United States, or any other jurisdiction wherein the Company conducts, or proposes to conduct, such business, except as described in the Memorandum. The Company has obtained all material Governmental Authorizations necessary to conduct its business as presently conducted. The Company has not received any written notice of any violation of, or noncompliance with, any federal, state, local or foreign laws, ordinances, regulations and orders (including, without limitation, those relating to environmental protection, occupational safety and health, securities laws, equal employment opportunity, consumer protection, credit reporting, “truth-in-lending”, and warranties and trade practices) applicable to its business, the violation of, or noncompliance with, would have an Material Adverse Effect on the Company, and the Company knows of no facts or set of circumstances which could give rise to such a notice.

Section 2.7 Company Agreements. Except as set forth on Schedule 2.7, no default by the Company or, to the knowledge of the Company, any other party, exists in the due performance under any material agreement to which the Company is a party or to which any of its assets is subject (collectively, the “Company Agreements”). The Company Agreements are in full force and effect in accordance with their respective terms, subject to any applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally and to general equitable principles and the availability of specific performance.

Section 2.8 Intellectual Property. Except as described in the Memorandum, the Company owns all right, title and interest in, or possesses enforceable rights to use, all patents, patent applications, trademarks, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes and formulations necessary for the conduct of its business as now conducted (collectively, the “Intellectual Property”). To the knowledge of the Company, the Company has not infringed upon the rights of others with respect to the Intellectual Property and, except as set forth on Schedule 2.8, the Company has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intellectual Property, or any written notice of conflict with the asserted rights of others with respect to the Intellectual Property. To the knowledge of the Company, no others have infringed upon the rights of the Company with respect to the Intellectual Property. Except as set forth on Schedule 2.8, none of the Company’s Intellectual Property have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement.

Section 2.9 Employee Matters. The Company is not a party to any collective bargaining agreement nor does it employ any member of a union. No executive officer of the Company (as defined in Rule 501(f) of the Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company, to the knowledge of the Company, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

Section 2.10 Proceedings. Except as set forth on Schedule 2.10, there are no Legal Proceedings pending before any Governmental Body or, to the knowledge of the Company, threatened, against the Company, or involving its assets or any of its officers or directors (in their capacity as such) which, if determined adversely to the Company or such officer or director, could reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the transactions contemplated by this Agreement or the enforceability thereof.

Section 2.11 Compliance. The Company is not: (i) in violation of its organizational documents; (ii) in default of any indenture, mortgage, deed of trust, note or other agreement or instrument to which the Company is a party or by which it is or may be bound or to which any of its assets may be subject, the default of which could reasonably be expected to have a Material Adverse Effect on the Company; (iii) in violation of any statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect on the Company; or (iv) in violation of any judgment, decree or order of any Governmental Body having jurisdiction over the Company and specifically naming the Company, which violation or violations individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

Section 2.12 Related Party Transactions. Except as set forth on Schedule 2.12, as of the date of this Agreement, no current or former stockholder, director, officer or employee of the Company, nor, to the knowledge of the Company, any affiliate of any such person is presently, directly or indirectly through his affiliation with any other person or entity, a party to any loan from the Company or any other transaction (other than as an employee) with the Company providing for the furnishing of services by, or rental of any personal property from, or otherwise requiring cash payments to any such person.

Section 2.13 Taxes. Except as set forth on Schedule 2.13, the Company has filed, on a timely basis, each federal, state, local and foreign tax return, report and declarations that were required to be filed, or has requested an extension therefor and has paid all taxes and all related assessments, charges, penalties and interest to the extent that the same have become due. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax. To the Company’ knowledge, none of the Company’ tax returns are presently being audited by any taxing authority. No liens have been filed and no claims are being asserted by or against the Company with respect to any taxes (other than liens for taxes not yet due and payable). The Company has not received written notice of assessment or proposed assessment of any taxes claimed to be owed by it or any other Person on its behalf. The Company is not a party to any tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect. The Company has complied in all material respects with all applicable legal requirements relating to the payment and withholding of taxes and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required.

ARTICLE III
Representations and Warranties of STOCKHOLDERS

Each Stockholder hereby represents and warrants to the Purchaser, severally and not jointly, as of the date of this Agreement and as of the Closing Date, as set forth below:

Section 3.1 Authority, No Conflict; Required Filings and Consents.

(a) Such Stockholder has full power and authority to do and perform all acts and things to be done by him under this Agreement. Such Stockholder has all requisite power and authority to enter into this Agreement and any Ancillary Agreement to which he is a party, perform his obligations under this Agreement and any Ancillary Agreement to which he is a party and to consummate the transactions contemplated by this Agreement and any Ancillary Agreement to which he is a party. This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) Neither the execution, delivery or performance by such Stockholder of this Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by such Stockholder under, any of the terms, conditions or provisions of its organizational documents, if relevant, any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which such Stockholder is a party or by which he or any of his properties or assets may be bound; (ii) contravene, conflict with or violate, or give any Stockholder the right to challenge any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which such Stockholder is subject; or (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by such Stockholder or that otherwise relates to the business of such Stockholder or to any of the assets owned, used or controlled by such Stockholder.

Section 3.2 Ownership; Title to Shares.

(a) Such Stockholder is the record and beneficial owner of the Shares shown as owned by such Stockholder on Schedule A hereto, and such Stockholder has sole voting and dispositive power over such Shares, other than the Shares (the “Pledged NGT Shares”) owned by N.G.T. New Generation Technologies Ltd (“NGT”), which, as of the date of this Agreement, are pledged in favor of the Office of Chief Scientist of the Ministry of Economy and Industry (the “OCS”). Such Stockholder has, and immediately prior to the Closing, will have, good and valid title to the Shares to be sold by such Stockholder pursuant to this Agreement, free and clear of all Liens. Immediately following the Closing, such Stockholder will hold no Shares, Company Options, Company Warrants or Company Notes or other securities of the Company.

(b) Upon receipt by such Stockholder of Purchaser Stock as set forth on Schedule A hereto and transfer of the Shares owned by such Stockholder to the Purchaser in accordance with the terms of this Agreement, the Purchaser will receive good and valid title to such Shares, free and clear of all Liens.

(c) There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Stockholder is a party or by which the Stockholder is bound obligating the Stockholder to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Shares or other equity interests of the Company owned by the Stockholder or any security or rights convertible into or exchangeable or exercisable for any such Shares or other equity interests of the Company. Other than the proxies granted in connection with the Company Option Plan, if applicable, the Stockholder is not a party to or bound by any agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the Shares or other equity interests of the Company owned by the Stockholder.

Section 3.3 Litigation. There are no Legal Proceedings pending or, to the knowledge of such Stockholder, threatened that relate to such Stockholder’s ownership of any capital stock of the Company, or any option or other right of such Stockholder to the capital stock of the Company, or any right of such Stockholder to receive consideration as a result of this Agreement, and there is no reasonable basis for any of the foregoing. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

Section 3.4 Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Stockholder. There are no special bonuses or other similar compensation payable to any employee of the Stockholder in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. The Stockholder shall pay, and hold the Company, the Purchaser and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out of pocket expenses) arising in connection with any such claim, brokerage commission, finders’ fee or special bonus or other similar compensation.

Section 3.5 Restricted Securities. The Stockholder understands that the shares of Purchaser Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholder’s representations as expressed herein. The Stockholder understands that the shares of Purchaser Stock are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Stockholder must hold the shares of Purchaser Stock indefinitely unless they are registered with the United States Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Stockholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Purchaser Stock, and on requirements relating to the Purchaser which are outside of the Stockholder’s control, and which the Purchaser is under no obligation and may not be able to satisfy.

Section 3.6 Investor Status. The Stockholder is either an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) not a U.S. Person.

Section 3.7 No Bad Actor Disqualification Events. The Stockholder is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

Section 3.8 Investment Experience. The Stockholder represents that he is a sophisticated investor experienced in evaluating and investing in private placement transactions of securities of companies in similar stage of development as the Purchaser and acknowledges that the Stockholder can bear the economic risk of his investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in shares of Purchaser Stock.

Section 3.9 Foreign Investors. If the Stockholder is not a United States person (as defined by Section 7701(a)(30) of the Code), the Stockholder hereby represents that he has satisfied himself as to the full observance of the laws of his jurisdiction in connection with any invitation to subscribe for shares of Purchaser Stock or any use of this Agreement, including (a) the legal requirements within his jurisdiction for the purchase of shares of Purchaser Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of shares of Purchaser Stock. The Stockholder’s beneficial ownership of shares of Purchaser Stock will not violate any applicable securities or other laws of the Stockholder’s jurisdiction.

Section 3.10 No General Solicitation. Neither the Stockholder, nor any of his officers, managers, employees, agents, members or partners, if any, has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Purchaser Common Stock.

Section 3.11 Residence. The Stockholder resides in the state, province or country identified in the address of the Stockholder set forth on the signature page hereto.

Section 3.12 Legends. The Stockholder understands that the shares of Purchaser Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends: (a) any legend required by the securities laws of any state to the extent such laws are applicable to the shares of Purchaser Stock represented by the certificate so legended, (b) customary legends to the effect that the shares of Purchaser Stock has not been registered under the Securities Act and that the transfer thereof may be accordingly restricted and (c) for Purchaser Stock issued to a Stockholder that is not a U.S. Person, a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and that hedging transactions involving such securities may not be conducted unless in compliance with the Securities Act.

Section 3.13 Investment Purpose; Disclosure of Information.

(a) The Stockholder has requested, received, reviewed and considered all the information the Stockholder deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in shares of Purchaser Stock, including, without limitation, the Memorandum. The Stockholder further represents that the Stockholder has had an opportunity to ask questions of and receive answers from the Purchaser regarding the terms and conditions of the offering of the shares of Purchaser Stock and the business, prospects and financial condition of the Purchaser necessary to verify the accuracy of any information furnished to the Stockholder or to which the Stockholder had access.

(b) The Stockholder is acquiring the shares of Purchaser Stock pursuant to this Agreement for the Stockholder’s own account for investment purposes only and with no present intention of distributing any shares of Purchaser Stock, and no arrangement or understanding exists with any other persons regarding the distribution of shares of Purchaser Stock.

ARTICLE IV
Representations and Warranties of THE PURCHASER

The Purchaser represents and warrants to the Company and each of the Stockholders, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 4.1 Organization; Capitalization.

(a) The Purchaser is duly organized and validly existing in good standing under the laws of the jurisdiction in which it was formed, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. The Purchaser is not a party to any joint venture and neither directly or indirectly owns or holds capital stock or an equity or similar interest in any entity. The Purchaser is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect on the Purchaser. The Purchaser does not own, directly or indirectly, any capital stock or other equity interests of any other Person.

(b) As of the date of this Agreement, the authorized capital stock of the Purchaser consists of 50,000,000 shares of Purchaser Common Stock, of which 1,650,000 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 2,000,000 were designated as Series A Convertible Preferred Stock, none of which was issued and outstanding as of the date of this Agreement. Immediately following the Closing, the authorized capital stock of the Purchaser consists of 50,000,000 shares of Purchaser Common Stock, of which 1,650,000 shares were issued and outstanding as of the date of this Agreement, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 2,000,000 were designated as Series A Convertible Preferred Stock, none of which was issued and outstanding as of the date of this Agreement.[1] All of the issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized, warrants, options to purchase common stock, stock appreciation, phantom stock or similar rights with respect to the Purchaser. There are no agreements to which the Purchaser is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Purchaser. There are no agreements among other parties, to which the Purchaser is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Purchaser. All of the issued and outstanding shares of Purchaser Common Stock were issued in compliance with applicable federal and state securities laws. The 4,000,000 shares of Purchaser Common Stock to be issued at the Closing, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. Furthermore, the 907,237 and 125,731 shares of Purchaser Common Stock underlying the Purchaser Warrants and the Replacement Options, respectively, to be issued at the Closing have been duly and validly authorized and reserved for issuance, and when issued in accordance with the terms of the Purchaser Warrants and the Replacement Options, as the case may be, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

Section 4.2 Authority. The Purchaser has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the Ancillary Agreements. This Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligations of Purchaser, enforceable against Purchaser, in accordance with their respective terms (i) except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect related to laws affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.3 No Conflicts. Neither the execution and delivery of, or performance by Purchaser under this Agreement or any of the other Ancillary Agreements nor the consummation of the transactions herein or therein contemplated conflicts with or violates, or will result in the creation or imposition of, any lien, charge or other encumbrance upon any of the assets of Purchaser under any agreement or other instrument to which Purchaser is a party or by which Purchaser or its assets may be bound, or any term of the certificate of incorporation or by-laws of Purchaser, or any license, permit, judgment, decree, order, statute, rule or regulation applicable to Purchaser or any of its assets, except in the case of a conflict, violation, lien, charge or other encumbrance (except with respect to Purchaser’s certificate of incorporation or by-laws) which would not, or could not reasonably be expected to, have a Material Adverse Effect on Purchaser.

1 This cap table assumes that $20,000,000 of Units are sold in the Private Placement at a per unit cost of $5.00 and that the Private Placement is consummated on November 30, 2016, In the event that the Private Placement is not consummated on November 30, 2016, interest will accrue daily on the Notes at the amount of $3,836, per day and must be addressed in the cap table.

Section 4.4 Governmental Authorizations. No consent, authorization or filing of or with any court or Governmental Body is required in connection with the issuance or the consummation of the transactions contemplated herein or in the Ancillary Agreements, other than: the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws.

Section 4.5 Proceedings. There are no Legal Proceedings pending before any court or governmental authority or, to the knowledge of Purchaser, threatened, against Purchaser, or involving its assets or any of its officers or directors (in their capacity as such) which, if determined adversely to Purchaser, or its officers or directors, could not reasonably be expected to have a Material Adverse Effect on Purchaser or adversely affect the transactions contemplated by this Agreement or the enforceability thereof.

Section 4.6 No Operations. The Purchaser has no operating history. Since its date of formation and as of the date hereof, the Purchaser (i) has not conducted any business or operations other than negotiating and executing such definitive documentation necessary to duly form and capitalize Purchaser, (ii) does not own any assets, other than the proceeds from the initial capitalization of the Purchaser and (iii) has not assumed any liabilities whatsoever, other than liabilities incurred in connection with the formation of the Purchaser.

Section 4.7 Financial Statements. The Purchaser was recently formed and has not prepared any financial statements.

Section 4.8 No Transfers of Regulation S Securities. The Purchaser will refuse to register any transfer of Purchaser Stock issued to a Stockholder that is not a U.S. Person not made in accordance with the provisions of Regulation S, and/or pursuant to registration under the Securities Act or pursuant to another available exemption thereunder.

ARTICLE V
Certain Covenants and Agreements

Section 5.1 Conduct of Business Pending Closing. From the date hereof until the Closing, the Company will:

(a) maintain its existence in good standing;

(b) maintain the general character of its business and properties and conduct its business in the Ordinary Course of Business, except as otherwise expressly permitted by this Agreement;

(c) maintain its business and accounting records consistent with past practices;

(d) file on a timely basis with the appropriate taxing authorities all tax returns required to be filed, and pay all taxes due, before the Closing Date; and

(e) use commercially reasonable efforts to (i) preserve its business intact, and (ii) keep available to the Company the services of its present officers and employees.

(f) with respect to any Company Option Holder who exercises their option to acquire Ordinary Shares, for purposes of the Transactions described herein, (i) treat such Company Option Holder as a Stockholder, (ii) treat any shares issued pursuant to the exercise of such Company Options as Ordinary Shares, and (iii) have such Company Option Holder sign an addendum to this Agreement, joining this Agreement as a Stockholder with respect to the Ordinary Shares acquired by such Option Holder upon exercise of their Company Option.

Section 5.2 Prohibited Actions Pending Closing. Unless otherwise expressly permitted herein or approved by the Purchaser in writing, from the date hereof until the Closing, the Company shall not:

(a) declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock of the Company or repurchase, redeem or acquire any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

(b) merge, consolidate or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization involving the Company, other than the Transactions;

(c) split, combine or reclassify any shares of capital stock of the Company or other securities of the Company or amend the terms of any such stock or securities;

(d) change accounting or tax reporting principles, methods or policies of the Company;

(e) make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

(f) enter into any transaction other than in the Ordinary Course of Business;

(g) make any loans, advances or capital contributions to, or investments in, any Person or pay any fees to any director, officer, partner or Affiliate thereof or to any Company Stockholder (who is not a director, officer or partner) or Affiliate of any Company Stockholder (other than business expenses incurred in the Ordinary Course of Business);

(h) (i) mortgage, pledge or subject to any lien any of its assets, or (ii) acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company, except, in the case of clause (ii), in the Ordinary Course of Business;

(i) cancel or compromise any Indebtedness or amend, cancel, terminate, relinquish, waive or release any contract or right, in each case, except in the Ordinary Course of Business, and which, in the aggregate, would not be material to the Company taken as a whole;

(j) make or commit to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $100,000 in the aggregate;

(k) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness where such Indebtedness of the Company exceeds, in the aggregate, $100,000 other than legal fees and expenses in connection with the Transactions and the Private Placement;

(l) institute or settle any legal proceeding; and

(m) agree, commit, arrange or enter into any understanding to do anything set forth in this Section 5.02.

Section 5.3 Access to Information. The Company shall, and shall cause its officers, directors, employees and agents to, afford the officers, employees and agents of the Purchaser complete access at all reasonable times, from the date hereof to the Closing, to its officers, employees, agents, properties, books and records, and shall furnish Purchaser all financial, operating and other data and information as Purchaser, through its officers, employees or agents, may reasonably request. Purchaser shall keep all information discovered in the course of such investigation confidential.

Section 5.4 Reasonable Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions and the other transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Transactions, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

Section 5.5 Tax Matters. The following provisions shall govern the allocation of responsibility between the Purchaser and the Stockholders for certain tax matters following the Closing Date.

(a) Responsibility for Filing Tax Returns. The Stockholder Representative shall timely file all tax returns required to be filed by the Company in respect of any pre-closing tax period and shall pay or cause to be paid all taxes shown due thereon. All such tax returns shall be prepared in a manner consistent with the Company’s prior practice. The Stockholder Representative shall provide Purchaser with copies of such completed tax returns at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for Purchaser’s review and approval which shall not be unreasonably withheld or delayed. The Stockholder Representative and Purchaser shall attempt in good faith to resolve any disagreements regarding such tax returns prior to the due date for filing. In no event shall the Stockholder Representative file any tax return relating to the Company without the prior approval of Purchaser, which shall not be unreasonably withheld or delayed.

(b) Cooperation on Tax Matters.

(i) The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to Section 5.06(a) (including signing any such tax returns) above and any audit or legal proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit or legal proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) Purchaser and the Stockholder Representative, on behalf of the Stockholders, further agree, upon request, to use their respective best efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce, or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Certain Taxes. The Stockholder Representative shall, at the Purchaser’s expense, file all necessary tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, and, if required by applicable Law, Purchaser will join in the execution of any such tax returns and other documentation.

(d) Survival of Obligations. Notwithstanding any other provision in this Agreement to the contrary, the obligations of the parties set forth in this Section 5.06 shall be unconditional and absolute and shall remain in effect without limitation as to time or amount.

(e) Reorganization. It is intended that the transactions contemplated by this Agreement qualify and be treated as a “reorganization” within the meaning of section 368(a) of the Code. Unless applicable law or a governmental authority requires otherwise, the parties agree for income tax purposes to report the transaction consistently with the preceding sentence.

Section 5.6 Publicity. No party to this Agreement shall directly or indirectly make any public announcement or statement regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior consent of Purchaser and the Company, such consent not to be unreasonably withheld, except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange or automated quotation system, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.7 Confidentiality. Each of the Stockholders and Purchaser shall (and shall cause each of its respective representatives to) maintain in confidence and not directly or indirectly, use, disseminate, disclose or publish, or use for such Stockholder’s or Purchaser’s benefit or the benefit of any person, firm, corporation or other entity any Confidential Information, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. Each of the Stockholders and Purchaser hereby stipulate and agree that as between them, the Confidential Information is important, material and affects the successful conduct of the business of the Company as currently conducted and as contemplated to be conducted by the Company following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.8 Intentionally Omitted.

Section 5.9 Employment Agreements and Non-Disclosure and Invention Assignment Agreements (“NDIAs”). On or prior to the Closing Date, the Purchaser shall enter into employment agreements and NDIAs with each of Mark Pomeranz and James Martin (each an “Employment Agreement Recipient”).

Section 5.10 Voting Agreements. On or prior to the Closing Date, the Stockholders and the stockholders of Purchaser shall enter into the Voting Agreement in the form and substance of the agreement annexed hereto as Exhibit B hereto.

Section 5.11 Appointment of Directors and Officers of the Purchaser.

(a) On or prior to the Closing Date, the Purchaser shall cause the Board of Directors to constitute the individuals set forth on Schedule 5.11(a) effective as of the Closing (the “Closing Purchaser Board”) and shall take such other action as is necessary to accomplish the foregoing.

(b) On or prior to the Closing Date, Purchaser shall cause the Closing Purchaser Board to appoint the individuals to the offices set forth opposite their respective names on Schedule 5.11(b) effective as of the Closing (the “Closing Purchaser Officers”) and shall take such other action as is necessary to accomplish the foregoing.

Section 5.12 Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

ARTICLE VI
Conditions to Closing

Section 6.1 Conditions Precedent to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party hereto to effect the Transactions shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date of the following conditions:

(a) Completion of the Private Placement. On or before the Closing Date, Purchaser shall have closed on at least $20.0 million, including in such $20.0 million the conversion of approximately $14.0 million of the Company’s outstanding convertible notes into the securities issued in the Private Placement.

(b) No Legal Impediments. As of the Closing Date, there shall not be any Legal Proceeding by any Governmental Body before any court or Governmental Body seeking to restrain or prohibit the consummation of this Agreement or any of the other transactions contemplated by this Agreement.

(c) Other Consents. On or before the Closing Date, Purchaser and the Company have each obtained and delivered, as applicable, all necessary board, shareholder and third party consents required to adopt and approve this Agreement and to consummate the Transactions or the other transaction contemplated hereby.

(d) Completion of Due Diligence. Each of Purchaser and the Company, in its reasonable discretion, shall have completed all necessary technical and legal due diligence.

(e) Termination of Investor Rights Agreement. Each of the Purchaser, the Company and the Stockholder Representative shall have received evidence of the termination of the Investor Rights Agreement, dated September 15, 2011, as amended, by and among the parties thereto.

Section 6.2 Conditions Precedent to Obligations of the Purchaser. All obligations of the Purchaser under this Agreement are further subject to the fulfillment, satisfaction or (to the extent permitted by Law) waiver by the Purchaser, prior to or on the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. Each of the Company’s and the Stockholders’ representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be evaluated as of such earlier date.

(b) Covenants. The Company and the Stockholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company and the Stockholders prior to the Closing.

(c) Officer’s Certificate. Purchaser shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions with respect to the Company set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) No Material Indebtedness. Purchaser shall have received a certificate from the Company, validly executed by the Company’s Chief Financial Officer certifying that as of the Closing Date, the Company’s liabilities do not exceed One Million Dollars ($1,000,000) in the form of accounts payable, notes payable and accrued expenses, other than legal and accounting expenses in connection with the Transactions and the Private Placement. The Company shall not be a party to or bound by any instrument or agreement relating to any material indebtedness that would limit the issuance or cancellation of any securities pursuant to this Agreement.

(e) Employment Agreements and NDIAs. Purchaser shall have received executed copies of the employment agreements and NDIAs from each of the Employment Agreement Recipients.

(f) Voting Agreement. Purchaser shall have received executed counterparts of the Voting Agreement from the Stockholders set forth on Schedule 6.2(f).

(g) No Material Adverse Effect on the Company. As of the Closing Date, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.

(h) Accredited Investor Questionnaire. The Purchaser shall have received an accredited investor questionnaire, in form reasonably satisfactory to the Purchaser, executed by each Stockholder that is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(i) “Bad Actor” Questionnaire. The Purchaser shall have received a “bad actor” questionnaire relating to Rule 506(d) of the Securities Act, in form reasonably satisfactory to the Purchaser, executed by each Stockholder that is an officer, director or promoter of the Company or a beneficial owner of 20% or more of the Shares.

(j) Regulation S Certification. The Purchaser shall have received a Regulation S Certification, in the form and substance of the certificate annexed hereto as Exhibit C, executed by each Stockholder that is not a U.S. Person and is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 6.3 Conditions Precedent to the Company’s and the Stockholder’s Obligations. All obligations of the Company and the Stockholders under this Agreement are further subject to the fulfillment, satisfaction, or (to the extent permitted by Law) waiver by the Company and the Stockholders prior to or on the Closing Date, of each of the following conditions precedent:

(a) Representations and Warranties. The Purchaser’s representations and warranties contained in ARTICLE IV of this Agreement shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, except to the extent that any representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be evaluated as of such earlier date.

(b) Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from the Purchaser, validly executed by the Chief Executive Officer of Purchaser for and on the Purchaser’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.3(a) and 6.3(b), have been satisfied.

(d) No Indebtedness; Cash. The Company shall have received a certificate from the Purchaser, validly executed by the Purchaser’s Chief Financial Officer, certifying that as of the Closing Date, (i) the Purchaser has no liabilities and is not a party to or bound by an instrument or agreement relating to indebtedness of the Purchaser and (ii) the Purchaser has a positive cash balance after deduction for all legal and other expenses payable by the Purchaser in connection with the Transactions and the Private Placement.

(e) Voting Agreement. The Company and Stockholder’s Representative shall have received executed counterparts of the Voting Agreement from Purchaser and the stockholders of Purchaser set forth on Schedule 6.3(e).

(f) Equity Plan. The Company shall have received evidence that the Purchaser has adopted an equity incentive plan providing for the grant of awards to qualified participants of up to fifteen percent (15%) of Purchaser’s fully-diluted capitalization, assuming the maximum offering contemplated by the Private Placement, is sold.

(g) Employment Agreements and NDIAs. As of the Closing Date, each Employment Agreement Recipient shall have received an executed copy of his employment agreement and NDIA, validly executed by the Purchaser.

(h) Closing Purchaser Board. As of the Closing Date, the Company and Stockholder Representative shall have received evidence that the Closing Purchaser Board constitutes the Board of Directors of the Purchaser, which shall not be changed, modified or amended by the Purchaser as of the Closing.

(i) Closing Purchaser Officers. As of the Closing Date, the Company and Stockholder Representative shall have received evidence that the Closing Purchaser Officers have been duly appointed by the Closing Purchaser Board, which shall not be changed, modified or amended by the Purchaser as of the Closing.

(j) OCS Undertaking. The Company shall have received a fully executed letter of undertaking from the Purchaser addressed to the OCS within the Israeli Ministry of Economy and Industry, substantially in the form attached hereto as Exhibit D.

(k) Israeli Companies Registrar Filing Documents. The Company shall have received a copy of (i) the Purchaser’s certificate of incorporation; and (ii) a certificate of good standing by the jurisdiction of organization of the Purchaser, all of which documents shall be certified in accordance with the Israeli Companies Regulations (Reports, Registration Details and Forms), 1999.

(l) NGT OCS Pledge. NGT shall have received a written confirmation or agreement from the OCS releasing the lien over the Pledged NGT Shares and approving the sale and transfer of Pledged NGT Shares pursuant to this Agreement, which such release and approval shall be subject to NGT pledging equivalent shares of Purchaser Common Stock that are attributable to the Pledged NGT Shares that NGT exchanges in the Transactions.

Section 6.4 Frustration of Closing Conditions. None of the Company, Purchaser or the Stockholder Representative may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Transactions and the other transactions contemplated by this Agreement, as required by and subject to Section 5.4.

ARTICLE VII
Closing

Section 7.1 Closing. Unless otherwise mutually agreed between the Purchaser, the Company and the Stockholders’ Representative, the Closing shall take place at the offices of Lowenstein Sandler, LLP, 1251 Avenue of the Americas, New York, New York 10020, at 9:00 A.M. (Eastern Time) on the 2nd Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VI and ARTICLE VII shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

Section 7.2 Stockholder and Company Closing Deliveries. At the Closing, the Stockholders and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser, the deliverables, agreements and documents required pursuant to Section 6.2, each of which shall be in full force and effect.

Section 7.3 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Company or the Stockholders’ Representative, as applicable, the deliverables, agreements and documents required by Section 6.3, each of which shall be in full force and effect.

ARTICLE VIII
Termination

Section 8.1 Termination Events.

(a) This Agreement may be terminated prior to the Closing:

(i) by mutual written consent of the Purchaser, the Company and the Stockholders’ Representative;

(ii) by written notice from the Purchaser to the Company and the Stockholders’ Representative, if there has been a breach of any representation, warranty, covenant or agreement by the Company or the Stockholders, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 6.1 or Section 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) ten (10) days after written notice thereof is given by the Purchaser to the Company and the Stockholders’ Representative, and (B) the Expiration Date;

(iii) by written notice from the Stockholders’ Representative to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement by the Purchaser, or any such representation or warranty shall become untrue after the date of this Agreement, such that the conditions in Section 6.1 or Section 6.3 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (A) ten (10) days after written notice thereof is given by the Stockholders’ Representative to the Purchaser, and (B) the Expiration Date; or

(iv) by five (5) days’ prior written notice by the Stockholders’ Representative to the Purchaser or the Purchaser to the Company and the Stockholders’ Representative, as the case may be, in the event the Closing has not occurred on or prior to March 1, 2017 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party seeking such termination; provided that the parties may mutually agree, in writing, to extend the Expiration Date.

(b) In the event of termination of this Agreement pursuant to this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors, stockholders, members or other equity holders, except for obligations under Section 5.7 (Confidentiality), Section 11.3 (Fees and Expenses), Section 11.4 (Waiver; Amendment), Section 11.5 (Entire Agreement), Section 11.6 (Execution of Agreement; Counterparts; Electronic Signatures), Section 11.7 (Governing Law; Venue), Section 11.8 (WAIVER OF JURY TRIAL), Section 11.9 (Attorneys’ Fees), Section 11.10 (Assignment and Successors), Section 11.12 (Notices), Section 11.13 (Construction; Usage), Section 11.14 (Severability), Section 11.15 (Schedules and Exhibits) and this Section 8.1, and the definitions used in each of the foregoing sections, including those set forth in Exhibit A hereto, all of which shall survive such termination and the Termination Date. Notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party from liability for any breach of this Agreement.

ARTICLE IX
Indemnification

Section 9.1 Survival of Representations and Warranties. The representations and warranties provided for in this Agreement shall survive the Closing.

Section 9.2 Indemnification.

(a) Each Stockholder, severally and not jointly, shall indemnify and hold harmless the Purchaser, its Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by such Stockholder in this Agreement and (ii) the breach by such Stockholder of any covenant or agreement to be performed by the such Stockholder hereunder.

(b) The Purchaser shall indemnify and hold harmless the Company and each Stockholder and their respective Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement or (ii) the breach by the Purchaser of any covenant or agreement to be performed by it hereunder.

(c) Any Person providing indemnification pursuant to the provisions of this Section 9.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 9.2 is hereinafter referred to as an “Indemnified Party”.

Section 9.3 Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a “Third Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (a) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, or (b) the Indemnified Party shall have reasonably concluded that (i) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or (ii) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (a) or (b) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 9.4 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest. In the event that the Indemnified Party is required to institute legal proceedings in order to recover Damages hereunder, the cost of such proceedings (including costs of investigation and reasonable attorney fees and disbursements) shall be awarded to the prevailing party.

ARTICLE X
Stockholders’ Representative

Section 10.1 Stockholders’ Representative.

(a) Orchestra Medical Ventures II, L.P., the Stockholder Representative, is hereby appointed as representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of each Stockholder to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the terms of this Agreement, and to act on behalf of each Stockholder in any amendment of or litigation or arbitration involving this Agreement or any Ancillary Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;

(ii) to negotiate, execute and deliver all statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that a Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);

(iii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(iv) to take all actions or refrain from doing any further act or deed on behalf of the Stockholders which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as a Company Stockholder could do if personally present.

(b) Notwithstanding the enumerated powers granted to the Stockholder Representative in Section 10.1(a) above, the Stockholder Representative shall not have the power to:

(i) waive the condition to the obligations of the Stockholders to consummate the transactions set forth in either Section 6.3(j) or Section 6.3(l);

(ii) take any action that adversely affect the rights of the other Stockholder, including, without limitation, their legal and economic interests.

(c) If the Stockholder Representative becomes unable to serve as Stockholder Representative, such other Person or Persons as may be designated by a majority-in-interest of the Stockholders, shall succeed as the Stockholder Representative.

(d) The Stockholder Representative shall not be held liable by any of the Stockholders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Stockholder Representative pursuant to this Agreement, except in the case of the Stockholder Representative’s gross negligence, bad faith or willful misconduct. The Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Stockholder for any action taken or omitted to be taken in good faith based on such advice. The Stockholders will, severally and not jointly, indemnify (in accordance with their pro rata percentages) the Stockholder Representative from any losses arising out of its serving as the Stockholder Representative hereunder, except for losses arising out of or caused by the Stockholder Representative’s gross negligence, bad faith or willful misconduct. The Stockholder Representative is serving in his capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Stockholders hereunder, and the Purchaser and the Company agree that they will not look to the personal assets of the Stockholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Stockholders hereunder except to the extent of the Stockholder Representative’s gross negligence, bad faith or willful misconduct.

ARTICLE XI
Miscellaneous Provisions

Section 11.1 Further Assurances. Each party to this Agreement shall execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 11.2 Regulation S Disclosures. The Purchaser Common Stock issued to Stockholders who are not U.S. Persons have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (other than Distributors, as such term is defined in Regulation S) unless the Purchaser Common Stock is registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. Hedging transactions involving the Purchaser Common Stock issued to Stockholders who are not U.S. Persons may not be conducted unless in compliance with the Securities Act.

Section 11.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

Section 11.4 Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Prior to the Closing, this Agreement may not be amended, modified or supplemented except by written agreement among the Purchaser, the Company and the Stockholders’ Representative. Following the Closing, this Agreement may not be amended, modified, altered or supplemented except by written agreement between the Purchaser and the Stockholders’ Representative.

Section 11.5 Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement and thereof.

Section 11.6 Execution of Agreement; Counterparts; Electronic Signatures.

(a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterparts.

(b) This Agreement and any amendments to this Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

Section 11.7 Governing Law; Venue.

(a) This Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

(b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11.12 (or to such other address for notices as provided by such party pursuant to Section 11.12) or in any other manner permitted by Law shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York or (ii) the Supreme Court of the State of New York, New York Count, and hereby further irrevocably and unconditionally waives and agrees not to please or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES OF THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.9 Attorneys’ Fees. If any Legal Proceeding relating to the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 11.10 Assignment and Successors. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Agreement.

Section 11.11 Parties in Interest. Except for the provisions of ARTICLE IX, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Each of the Indemnified Parties is an express third party beneficiary of ARTICLE IX.

Section 11.12 Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to the Company:

Motus GI Medical Technologies Ltd.

Keren Hayesod 22

Tirat Carmel, Israel
Attention: Mark Pomeranz

Email: mark@motusgi.com

with a mandatory copy to (which copy shall not constitute notice):

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Steven M. Skolnick, Esq.
Email: sskolnick@lowenstein.com

If to the Stockholders’ Representative (on its own behalf and for the benefit of the Stockholders):

Orchestra Medical Ventures II, L.P.

150 Union Square Drive,

New Hope, PA 18938

Attention: David Hochman

Email: dhochman@orchestramv.com

with a mandatory copy to (which copy shall not constitute notice):

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Steven M. Skolnick, Esq.
Email: sskolnick@lowenstein.com

If to the Purchaser:

Motus GI Holdings, Inc.

c/o Caliber Therapeutics

150 Union Square Drive

New Hope, PA 18938

Attention: Todd Van Emburgh, President

Email: vanemburghtodd@yahoo.com

with a mandatory copy to (which copy shall not constitute notice):

Littman Krooks LLP

655 Third Avenue, 20th Floor

New York, NY 10017

Attention: Steven D. Uslaner, Esq.

Email: suslaner@littmankrooks.com

Section 11.13 Construction; Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii) “including” means including without limiting the generality of any description preceding such term;

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix) reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

(a) Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

(b) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(c) Dollar Amounts. All references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated.

Section 11.14 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 11.15 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

THE PURCHASER:

Motus GI Holdings, Inc.

By:	/s/ Todd Van Emburgh
Name:	Todd Van Emburgh
Title:	President

THE COMPANY:

Motus GI Medical Technologies Ltd.

By:	/s/ Mark Pomeranz
Name:	Mark Pomeranz
Title:	CEO

STOCKHOLDERS’ REPRESENTATIVE:

Orchestra Medical Ventures II, L.P.

By:	/s/ David Hochman
Name:	David Hochman
Title:	Managing Partner

ESOP Trustee:

Altshuler Shaham Trusts Ltd

By:	/s/ Leeyah Barak-Abadi
Name:	Leeyah Barak-Abadi
Title:	VP Professional Affairs

[Signature Page to the Share Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:
Name:

For entities:

Stockholder Name: Accelerateed Technologies, Inc.

By:	/s/ John P.Branaccio
Name:	John P. Branaccio
Title:	CFO

Address for notices:

Tax ID Number:

[Signature Page to the Share Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:
Name:

For entities:

Stockholder Name: Orchestra MOTUS Co-Investment Partners, LLC

By:	/s/ David Hochman
Name:	David Hochman
Title:	Managing Member

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:
Name:

For entities:

Stockholder Name: Orchestra Medical Ventures II Reserve, L.P.
By:	/s/ David Hochman
Name:	David Hochman
Title:	Managing Member

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:
Name:

For entities:

Stockholder Name: Orchestra Medical Ventures II, L.P.

By:	/s/ David Hochman
Name:	David Hochman
Title:	Managing Member

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:
Name:

For entities:

Stockholder Name: Jacobs Investment Company LLC

By:	/s/ Gary E. Jacobs
Name:	Gary E. Jacobs
Title:	Manager

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:
Name:

For entities:

Stockholder Name: Ascent Biomedical Ventures II, L.P.

By:	/s/ Steven Hochberg
Name:	Steven Hochberg
Title:	Managing Member

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:
Name:

For entities:

Stockholder Name: Ascent Biomedical Ventures Synecor, L.P.

By:	/s/ Steven Hochberg
Name:	Steven Hochberg
Title:	Managing Member

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:
Name:

For entities:

Stockholder Name: N.G.T. New Generation Technologies Ltd.

By:	/s/ Nizar Mishael
Name:	Nizar Mishael
Title:	CFO

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:	/s/ Boris Shtul
Name:	Boris Shtul

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:	/s/ Aleksey Morochovsky
Name:	Aleksey Morochovsky

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:	/s/ Libes Michael
Name:	Libes Michael

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:	/s/ Ian Gralnek
Name:	Ian Gralnek

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:	/s/ Ofer Fridman
Name:	Ofer Fridman

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:	/s/ Noam Hassidov
Name:	Noam Hassidov

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:	/s/ Alex Banzger
Name:	Alex Banzger

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:	/s/ Ori Segol
Name:	Ori Segol

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed, as of the date first above written.

Stockholder:

For individuals:

By:	/s/ Armin Schneir
Name:	Armin Schneir

For entities:

Stockholder Name:

By:
Name:
Title:

Address for notices:

Tax ID Number:

Exhibit A

Definitions

For purposes of the Agreement (including this Exhibit A):

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement” means the Share Exchange Agreement of which this Exhibit A is a part, as amended or restated from time to time.

“Ancillary Agreements” means the Voting Agreement and the transaction documents entered into among the Purchaser, the Company and the other parties thereto in connection with the Private Placement.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Closing” means the consummation of the purchase and sale of the Shares as set forth in ARTICLE VII of the Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidential Information” means any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Stockholder of any covenant or obligation set forth in the Agreement.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorization” means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

“Indebtedness” means with respect to any Person without duplication, (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services including (without limitation) “Capital Leases” (as defined under GAAP) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) except for obligations owed to service providers of the Company in connection with this Agreement and the transactions contemplated herein, all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above of at least $75,000.

“Law” means any federal, national, state, provincial, territorial, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Material Adverse Effect” means, with respect to each party, a material adverse effect on (i) the financial condition, business, assets, prospects or results of operations of the party, taken as a whole, (ii) the ability of the party to perform its obligations under this Agreement or (iii) the ability of the party to consummate the Transactions and the other transactions contemplated hereby; provided, however, that in no event shall any change resulting from conditions affecting the industry in which such party operates or from changes in general business or economic conditions be taken into account in determining whether there has been a Material Adverse Effect except to the extent such change has a disproportionate impact on the applicable party relative to other businesses operating in the same industry.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

“Regulation S” means Regulation S under the Securities Act, as the same may be amended from time to time, or any similar rule or regulation hereafter adopted by the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Taxes” means (a) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, escheat, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, (b) any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof or in connection with the failure to timely or properly file any Tax Return; (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (d) any liability for the payment of amounts described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Termination Date” means the date prior to the Closing on which the Agreement is terminated in accordance with ARTICLE VIII of the Agreement.

“U.S. Person” has the meaning set forth in Regulation S.